Exhibit 99.1

NEWS RELEASE

SPX Announces Receipt of Requisite Consents and Expiration of Previously Announced Consent Solicitation

CHARLOTTE, N.C., November 10, 2014 — SPX Corporation (NYSE: SPW) today announced the expiration of its previously announced consent solicitation relating to its 6.875% Senior Notes due 2017 (the “Notes”), and that it has received the requisite consents to amend the indenture governing the Notes.  The consent solicitation expired at 5:00 p.m., New York City time, on November 7, 2014 (the “Expiration Time”). The consent solicitation was made upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated October 29, 2014.

The purpose of the consent solicitation was to amend certain provisions of the indenture governing the Notes to clarify the application of Article Five of the indenture to the spin-off (the “Spin-off”) of SPX’s Flow Technology reportable segment, along with its hydraulic technologies business (collectively, the “Flowco Assets”).  Pursuant to the Spin-off, SPX would transfer the Flowco Assets to a separate company (“Future Flow Company”), and then distribute all shares of Future Flow Company to the stockholders of SPX.   Future Flow Company would become a separate, publicly traded company and SPX would continue as a separate, publicly traded company, holding its current Thermal Equipment and Services reportable segment and its power transformer, Radiodetection, Genfare and communication businesses (“Future Infrastructure Company”).  The transfer of the Flowco Assets to Future Flow Company is referred to as the “Flowco Asset Transfer.”

At the Expiration Time, consents from holders of $591.174 million aggregate principal amount of Notes, representing 98.53% of the outstanding Notes, had been validly delivered and not revoked.  As a result, the requisite number of consents have been received with respect to the consent solicitation.  Accordingly, the Company and U.S. Bank National Association, the trustee under the indenture governing the Notes, entered into a supplemental indenture, which amended the indenture to clarify that the Flowco Asset Transfer would constitute the transfer of substantially all of SPX’s property and assets to Future Flow Company for purposes of Section 5.01 of the indenture

Holders of Notes who validly delivered and did not revoke consents at or prior to the Expiration Time received the Consent Fee (as defined in the Consent Solicitation Statement) on November 10, 2014.

Until the Flowco Asset Transfer and Spin-off are consummated, the Notes will continue to be the obligations of SPX, subject to any other transactions that may take place prior to such consummation.

Credit Suisse Securities (USA) LLC acted as the Solicitation Agent in connection with the consent solicitation and D.F. King & Co., Inc. is serving as Information Agent and

Tabulation Agent. Questions regarding the consent solicitation may be directed to Credit Suisse Securities (USA) LLC at (212) 538-1862 (collect) or (800) 820-1653 (toll free) or D.F. King & Co., Inc. at (212) 270-1200 (collect) or (800) 245-8812 (toll free).

This announcement is not intended to and does not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to any security.  The consent solicitation was made solely by the Consent Solicitation Statement and is subject to the terms and conditions stated therein.  No dealer, salesperson or other person is authorized to give any information or to make any representation not contained in the Consent Solicitation Statement and, if given or made, such information or representation may not be relied upon as having been authorized by SPX, the Solicitation Agent or the Information Agent and Tabulation Agent.  None of SPX, the Solicitation Agent or the Information and Tabulation Agent made any recommendation in connection with the consent solicitation.

About SPX:

Based in Charlotte, North Carolina, SPX Corporation (NYSE: SPW) is a global, multi-industry manufacturing leader with approximately $5 billion in annual revenue, operations in more than 35 countries and over 14,000 employees. The company’s highly-specialized, engineered products and technologies are concentrated in flow technology and energy infrastructure. Many of SPX’s innovative solutions are playing a role in helping to meet rising global demand for electricity and processed foods and beverages, particularly in emerging markets. The company’s products include food processing systems for the food and beverage industry, critical flow components for oil and gas processing, power transformers for utility companies, and cooling systems for power plants. For more information, please visit www.spx.com.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, and any amendments thereto, and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words “expect,” “anticipate,” “project” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX disclaims any responsibility to update or revise such statements.

Contacts:

Ryan Taylor (Investors)	Jennifer H. Epstein (Media)
704-752-4486	704-752-7403
E-mail: investor@spx.com	jennifer.epstein@spx.com